Exhibit 10
ASSET PURCHASE AGREEMENT

among

ARAN RESEARCH DEVELOPMENT & PROTOTYPES LTD.,

UPSTREAM PERIPHERAL TECHNOLOGIES LTD.

and

THE SPECTRANETICS CORPORATION
dated as of

January 7, 2013

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of January 7, 2013, is entered into among ARAN RESEARCH DEVELOPMENT & PROTOTYPES LTD., a company existing under the laws of the state of Israel (“Aran”), UPSTREAM PERIPHERAL TECHNOLOGIES LTD., a company existing under the laws of the State of Israel (“Upstream” or “Seller”) and THE SPECTRANETICS CORPORATION, a Delaware corporation (“Buyer”).
RECITALS
WHEREAS, Aran is the principal shareholder of Upstream;
WHEREAS, Upstream is in the business of inventing, researching, developing, manufacturing and/or marketing the Acquired Technology for sale anywhere in the world (the “Business”); and
WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:
“Acquired Technology” means, collectively, Seller IP and the following Products of Seller: (a) the Needleholder Product line, (b) the Support Catheter Product line and (c) the GuideWire Catcher Product line, and all modifications and accessories thereto. Acquired Technology also includes improvements related to such Acquired Technology, to the extent existing at Closing. For avoidance of doubt, nothing in this Agreement obligates the Seller or Aran to make improvements to the Acquired Technology, but any such improvements Representors may create or develop constitute Acquired Technology and Seller and Aran shall, and hereby do, assign such improvements to Buyer.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, whether in contract, tort or otherwise, whether at law or in equity.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Aran is an Affiliate of Seller.
“Agreement” has the meaning set forth in the preamble.

“Aran” has the meaning set forth in the preamble.
“Assigned Contracts” has the meaning set forth in Section 2.01(b).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).
“Books and Records” has the meaning set forth in Section 2.01(i).
“Bundled Acquired Product Per Unit Average Selling Price” means, with respect to any Acquired Technology Product Sold as part of a Bundled Product, an amount equal to the product of (v) the Per Unit Average Selling Price of such Acquired Technology Product, times (w) the Total Per Bundle Average Selling Price of such Acquired Technology Product, divided by (x) the sum of (y) the Per Unit Average Selling Price of such Acquired Technology Product and (z) the Other Product Per Unit Average Selling Price. Notwithstanding the foregoing, should the Total Per Bundled Average Selling Price be higher than the sum of the Acquired Technology Product/s and the Other Product/s included therein (the difference between the two, the "Delta"), then the Delta shall be (i) added to the Bundled Acquired Product Per Unit Average Selling Price or, if there is more than one Acquired Technology Product in the Bundled Product, allocated pro rata among the Bundled Acquired Product Per Unit Average Selling Prices of the Acquired Technology Products included in the Bundled Product.
“Bundled Product” means one or more of the Acquired Technology Products and Other Products either (i) packaged together for sale or shipment as a single unit, or (ii) sold together, where the purchaser is charged a single undifferentiated purchase price for such combination of products.
“Bundled Worldwide Sale Revenues” means the revenues from all sales in any place in the world from the Sale of Bundled Products by Buyer or its Affiliates, in accordance with GAAP, consistently applied by Buyer across similar product lines, in connection with the preparation of the financial statements of Buyer, as publicly reported.
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Colorado are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 7.02.
“Change of Control” means, after the Closing, the sale by Buyer to a third party that is not an Affiliate of Buyer of all or substantially all of the Business, or a merger of Buyer with any third party, or a transaction pursuant to which the equity owners of Buyer immediately prior to such transaction cease to own at least 50% of the voting capital stock of Buyer immediately following such transaction.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.
“Competition Law” means the HSR Act and any Law in any non-United States jurisdiction that is comparable in intent or purpose to the HSR Act in that it requires notification to, filing with or clearance or approval from, a Governmental Authority with respect to antitrust, competition, market concentration or any similar matter, including, without limitation, the Israeli Restrictive Trade Practices Law.
“Confidential Information” means all oral or written information related to the Business or the Acquired Technology that is disclosed by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), or that the Receiving Party becomes aware of as a result of its discussions and work with the Disclosing Party, and that is not generally known to the public, including but not limited to, information of a technical nature such as trade secrets; manufacturing processes or devices or know-how; techniques, data, formulas, Intellectual Property, inventions, improvements, discoveries or innovations (whether or not patentable), specifications and characteristics of current products or products under development; clinical or regulatory information, research projects, methods and results; matters of a business nature such as information about costs, margins, pricing policies, markets, sales, forecasts, suppliers and customers; product, marketing or strategic plans; financial information and other information of a similar nature, provided, however, that Confidential Information does not include any information that (i) is or becomes public knowledge without breach of the Receiving Party’s obligations hereunder; (ii) is rightfully acquired by the Receiving Party from a third Party that is not under a confidentiality restriction on disclosure or use; (iii) was already known to the Receiving Party prior to receipt from the Disclosing Party as evidenced by written records; (iv) is independently developed by the Receiving Party; (v) is required to be disclosed by Law, provided that notice of the requirement is promptly delivered to the Disclosing Party in order to provide the Disclosing Party with an opportunity to challenge or limit the disclosure obligations; or (vi) is disclosed or used following the Receiving Party’s receipt of express written consent from an authorized representative of the Disclosing Party. For the avoidance of doubt and not withstanding anything to the contrary in the foregoing, all confidential or other proprietary information that is transferred by Representors to Buyer under the Services Agreement or this Agreement or that relates primarily to the manufacture of the Products is deemed the Confidential Information of Buyer. The Receiving Party has the burden of proof respecting any of the aforementioned events on which the Receiving Party relies as relieving it of any confidentiality restrictions hereunder. Written disclosures for which protection is sought must be obviously marked as “Confidential” or “Proprietary” and oral disclosures for which protection is sought must at the outset be clearly identified by the Disclosing Party as Confidential Information and submitted by the Disclosing Party in summary form to the Receiving Party, marked as above within thirty (30) days after disclosure; provided, however, that protection under Section 6.01 applies to information that is not so marked if a reasonable person would assume that it is Confidential Information.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Customs Duty” means any Tax, tariff, fee, expense, processing charge or other impost imposed by any Governmental Authority upon any item by reason of such item’s importation into the United States or any other country.
“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Representors concurrently with the execution and delivery of this Agreement.
“Dollars or $” means the lawful currency of the United States.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, license, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Law” means any applicable Israeli Law, and any Governmental Order or binding agreement with any Israeli Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, Release of or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following Israeli laws: Hazardous Substances Law, 1993; Business Licensing Law, 1968; People’s Health Ordinance, 1940; Water Law, 1959; Clean Air Law, 2008; Hazards Prevention Law, 1961; Waste Collection and Removal for Recycling Law, 1993; Planning and Building Law, 1965; and Environment Protection (Reporting) Law, 2012.
“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement and the Supplemental Escrow Agreement.
“Escrow Account” means the escrow account formed under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement among Buyer, Seller, and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.
“Escrow Amount” means the sum of $1,500,000.00 to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” has the meaning set forth in Section 2.02(a).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“FDA” means the United States Food and Drug Administration.
“FDA Act” means the United States Food, Drug and Cosmetic Act, as amended, and applicable regulations and guidances thereunder.
“Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.

“Governmental Authority” means any federal, state, local or Israeli or other foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization, notified body, or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.
“GuideWire Catcher Product” means a medical device that includes a catheter having a balloon and a funnel-shaped opening at its distal end to allow a guide wire to enter the catheter through the funnel.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Party” has the meaning set forth in Section 7.05.
“Indemnifying Party” has the meaning set forth in Section 7.05.
“Intellectual Property” means and includes all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, gate arrays, designs, drawings, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries), and any improvements to any of the above.

“Intellectual Property Assets” means all Intellectual Property, Intellectual Property Licenses, IP Contracts, Intellectual Property Assignments, and Intellectual Property Rights.
“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iii).
“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property or Intellectual Property Right that is used in, necessary for, or related to the conduct of the Business as currently conducted.

“Intellectual Property Rights” means and includes all rights of the following types, whether registered or unregistered, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, re-examinations, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

“Inventory” has the meaning set forth in Section 2.01(a).
“IP Contract” means any Contract, agreement or understanding to which Seller or one of Seller’s Affiliates is a party or by which Seller or one of Seller’s Affiliates is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right of Seller or one of its Affiliates that otherwise relates to any Seller IP or any Intellectual Property developed by, with, or for Seller.
“Israeli Grants” has the meaning set forth in Section 4.08(j).
“Israeli Restrictive Trade Practices Law” means the Israeli Restrictive Trade Practices Law 1988.
“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961.
“Knowledge of Representor or Representors’ Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any director or officer of either Representor, after due inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement, or rule of law of any Governmental Authority.
“Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder; provided, however, that “Losses” does not include (a) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party, (b) remote or speculative damages, (c) diminution in value damages, (d) loss of goodwill damages, and (e) loss of business opportunity damages.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” does not include (i) any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to any change, effect or circumstance resulting from an action required or permitted by this Agreement, (ii) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) whether worldwide or in the United States or Israel, except to the extent such changes affect the Business in a disproportionate manner as compared to other companies or businesses operating in any such countries, (iii) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism except to the extent such changes affect the Business in a disproportionate manner as compared to other companies or businesses, (iv) changes in GAAP, or (v) any action taken by Seller as contemplated or permitted by this Agreement or with Buyer’s consent, or any failure to take action which failure results from Buyer’s refusal to grant its consent to such action pursuant to this Agreement.
“Material Contracts” has the meaning set forth in Section 4.05(a).
“Material Suppliers” has the meaning set forth in Section 4.10.
“Needleholder Product” means a medical device that holds a needle at its distal end and allows a guide wire to be inserted in the proximal end of the medical device and travels through it and the needle.
“Non-Competition Agreements” has the meanings set forth in Section 3.02.
“Other Product” means a product that is not an Acquired Technology Product and included in a Bundled Product together with Acquired Technology Product.
“Other Product Per Unit Average Selling Price” means, with respect to any Other Product, the amount equal to (x) the annual Other Product Worldwide Sale Revenues of such Other Product, not including any such revenue of Other Products that are sold as a Bundled Product, divided by (y) the total number of units of such Other Product Sold during such year, not including any such units of Other Products that are Sold as a Bundled Product.
“Other Product Worldwide Sale Revenues” means the revenues from all sales in any place in the world from the Sale of Other Products by Buyer or its Affiliates, in accordance with GAAP, consistently applied by Buyer across similar product lines, in connection with the preparation of the financial statements of Buyer, as publicly reported.
“Patent Payments” has the meanings set forth in Section 2.08(c).
“Permits” means all permits, licenses, franchises, approvals, 510(k) clearances, CE registrations, IDE approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, including, without limitation, the FDA.
“Permitted Encumbrances” has the meaning set forth in Section 4.06.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.
“Per Unit Average Selling Price” means, with respect to any Acquired Technology Product, the amount equal to (x) the annual Worldwide Sale Revenues of such Acquired Technology Product, not including any such revenue of Acquired Technology Products that are sold as a Bundled Product, divided by (y) the total number of units of such Acquired Technology Product Sold during such year, not including any such units of Acquired Technology Products that are Sold as a Bundled Product. Notwithstanding the foregoing, the Per Unit Average Selling Price for each Acquired Technology Product may not be less than a price determined by Seller reasonably and in good faith.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed or sold at any time by Seller or one of its Affiliates and related to the Acquired Technology.

“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Registered IP” means all Seller IP that are registered, filed, or issued under the authority of any Governmental Authority including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
“Registrations” means the regulatory clearances, approvals, authorizations, certificates, agreements and other permissions issued by Governmental Authorities and held by Seller required for the commercial marketing and sale of the Acquired Technology, including without limitation, the clearances issued under Section 510(k) of the FDA Act covering the Acquired Technology, and any supplements, amendments or modifications thereto, submitted to or required by the FDA prior to the Closing Date, as well as the CE registrations obtained from any notified body.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.
“Representors” has the meaning set forth in Article IV
“Restricted Business” means any business or activities, which directly or indirectly compete with the Acquired Technology during the Restricted Period, including without limitation, the development, marketing, production, or sale of any such competitive product.
“Restricted Period” has the meaning set forth in Section 6.02(a).
“Sale” or “Sold” means the sale of an Acquired Technology Product by Buyer or any of its Affiliates in any place in the world.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Seller IP” means (a) all, Intellectual Property Assets in the Products and (b) all other Intellectual Property Assets, to which Seller or one of Seller’s Affiliates has a right, title or interest and that is used in, necessary for, or related to the conduct of the Business.
“Services Agreement” means the Manufacturing, Supply and Regulatory Transition Services Agreement, dated as of the Closing Date, among Buyer, Seller, and Aran, in the form attached hereto as Exhibit B.
“Supplemental Escrow Account” means the escrow account formed under the Supplemental Escrow Agreement.
“Supplemental Escrow Agreement” means the Supplemental Escrow Agreement among Buyer, Seller, and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit H.
“Supplemental Escrow Amount” means (a) the 2015 Milestone Payment and/or (b) up to $6,000,000 of the Accelerated Payment, as provided in Section 2.08, to be deposited with the Escrow Agent and held in escrow pursuant to the Supplemental Escrow Agreement.
“Support Catheter Product” means a medical device known as a hypotube having a configuration that changes its rigidity, has an inner diameter of 7 French or less, and is able to be used to support guidewires in coronary, atherectomy, angioplasty, or lead extraction/management procedures.
“Tangible Personal Property” has the meaning set forth in Section 2.01(d).
“Taxes” means all federal, state, local, foreign, including Israeli, and other income, gross receipts, value added, sales, purchase, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, municipal taxes or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, linkage differentials, additions or penalties with respect thereto and any interest in respect of such additions or penalties imposed, assessed or collected by or under the authority of any United States, Israeli or other Governmental Authority.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means anywhere in the world.
“Third Party Claim” has the meaning set forth in Section 7.05(a).
“Total Per Bundle Average Selling Price” means, with respect to any Bundled Product, the amount equal to (x) the annual Bundled Worldwide Sale Revenues, divided by (y) the total number of units of such Bundled Product Sold during such year.
“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Services Agreement, Non-Competition Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Unbundled Acquired Product” means one or more of the Acquired Technology Products, which are Sold, not as part of a Bundled Product.
“Worldwide Sale Revenues” means, with respect to each Acquired Technology Product, the sum of (a) the revenues from all sales in any place in the world from the Sale of such Acquired Technology Product as an Unbundled Acquired Product by Buyer or its Affiliates, in accordance with GAAP, consistently applied by Buyer across similar product lines, in connection with the preparation of the financial statements of Buyer, as publicly reported; plus (b) notwithstanding anything to the contrary in this Agreement or in any financial statements prepared by Buyer with respect to any period, or to the extent it may otherwise be required by GAAP, with respect to each Bundled Product Group, the revenues from all sales in any place in the world from the Sale of such Acquired Technology Product when Sold as part of a Bundled Product , which is the product of (x) the number of units of Acquired Technology Products sold by Buyer and its Affiliates, as applicable, and included in such Bundled Product, multiplied by (y) the Bundled Acquired Product Per Unit Average Selling Price of such Acquired Technology Product. It is hereby clarified that for purposes of calculating component (b) of the Worldwide Sale Revenues, the Bundled Products shall be divided into groups with identical combinations of Acquired Technology Products and Other Products (by type and quantities) (each, a “Bundled Product Group”) and calculated separately for each Bundled Product Group.
ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any retained right, title or interest or Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which are necessary for, relate to, or are used, in connection with, the Acquired Technology (collectively, the “Purchased Assets”), including, without limitation, the following:
(a)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of Seller relating to the Products that are listed in Section 2.01(a) of the Disclosure Schedules (“Inventory”);
(b)    all Contracts, including Intellectual Property Licenses, set forth on Section 2.01(b) of the Disclosure Schedules (the “Assigned Contracts”);
(c)    all Seller IP;
(d)    all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property of Seller relating to the Products, as listed in Section 2.01(d) of the Disclosure Schedules (the “Tangible Personal Property”);

(e)    all Permits and Registrations which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.13(b) of the Disclosure Schedules;
(f)    all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;
(g)    all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(h)    all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;
(i)    originals, or where not available, copies, of all books and records related to the Purchased Assets, including, but not limited to machinery and equipment maintenance files including software, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, marketing and promotional surveys, material and research and intellectual property files relating to the Seller IP (“Books and Records”);
(j)    the Acquired Technology and Seller’s rights in the Acquired Technology; and
(k)    all goodwill and the going concern value of the Business;
Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)    Contracts, including Intellectual Property Licenses, that are not Assigned Contracts (the “Excluded Contracts”);
(b)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;
(c)    all benefit plans and assets attributable thereto;
(d)    financial statements and similar financial records,
(e)    the assets, properties and rights of Aran that are not listed as part of the Purchased Asset pursuant to Section 2.01 above and that are not part of the Inventory; and
(f)    the rights which accrue or will accrue to Seller under the Transaction Documents.
Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)    all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and
(b)    those Liabilities of Seller set forth on Section 2.03(b) of the Disclosure Schedules;
Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities include, but are not be limited to, the following:
(a)    any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)    any Liability for (i) Taxes of Seller (or any shareholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.12; or (iii) other Taxes of Seller (or any shareholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any shareholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(c)    any Liabilities relating to or arising out of the Excluded Assets;
(d)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(e)    any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller prior to the Closing Date;
(f)    any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller prior to the Closing Date;
(g)    any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;
(h)    any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, including, for royalties or other payments in connection with any Seller IP (including with respect to employees, in respect of any “service invention”, as such term is defined in the Israeli Patents Law 1967);
(i)    any Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;
(j)    any trade accounts payable of Seller;
(k)    any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that are not validly and effectively assigned to Buyer pursuant to this Agreement;
(l)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.02(d) as Seller Indemnitees;
(m)    any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) that are not validly and effectively assigned to Buyer pursuant to this Agreement; or (ii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;
(n)    any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and
(o)    any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates prior to the Closing Date to comply with any Law or Governmental Order.
Section 2.05    Purchase Price. The aggregate purchase price for the Purchased Assets and the covenants contained in this Agreement and the Non-Competition Agreements shall be $5,500,000.00 (the “Base Price”, and as adjusted pursuant to Section 2.08, the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:
(a)    The Base Price, of which an amount equal to 14.5% of the Base Price (equal to $800,000) will be paid to Aran, Ron Sacher, and Dan Rottenberg in consideration for entering into the Non-Competition Agreements, less the Escrow Amount shall be paid to Upstream on the Closing Date by wire transfer of immediately available funds to accounts that Upstream, Aran, Ron Sacher, and Dan Rottenberg designate at least two Business Days before the Closing Date;
(b)    The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement and pursuant to Article VII; and
(c)    Buyer will pay to Upstream the Earnout Amount, if applicable, at the time(s) set forth in Section 2.08.

Section 2.06    Withholding Tax. Buyer and the Escrow Agent shall be entitled, with respect to payments to be made by any of them to Upstream under this Agreement, to deduct and withhold from any such payment (including from the Base Price and any Earnout Amount) all Taxes may be required to be deducted or withheld with respect to the making of such payment under any provision of any Tax Law, including the Israeli Income Tax Ordinance. The amount of the withholding, as aforesaid, to be made by the Buyer or the Escrow Agent (as applicable), pursuant to the Israeli Income Tax Ordinance, from the Purchase Price (or any part thereof) payable to Upstream shall be thirty percent (30%) thereof. Notwithstanding the foregoing, in the event Upstream provides the Buyer, at least three (3) Business Days prior to the date any payment is to be made to the tax authorities by Buyer or the Escrow Agent (as applicable), with a valid approval or ruling issued by the applicable Israeli Governmental Authority regarding the withholding (or exemption from withholding) of Israeli Tax to be made from such payment, in a form reasonably acceptable to Buyer, then, subject to any other withholding obligations under any other applicable legal requirement, the deduction and withholding of any amounts under the Israeli Income Tax Ordinance, if any, from such payment payable to Upstream shall be made in accordance with the provisions of such approval or ruling. All such deducted or withheld amounts shall be treated as paid to Upstream hereunder.
Section 2.07    Third Party Consents. To the extent that Seller’s or its Affiliate’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consents as promptly as possible. If any such consent is not obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.
Section 2.08    Earnout Amount. The Purchase Price for the Purchased Assets and the covenants contained in this Agreement and the Non-Competition Agreements will be increased by up to $30,000,000.00 (the “Earnout Amount”), totaling up to, but in no event to exceed $35,500,000.00 in the aggregate, subject to the terms of this Section 2.08.
(a)    Transfer Payment. Buyer will make an additional payment of $1,000,000.00 (the “Transfer Payment”) to Upstream at such time that in addition to documents already transferred to Buyer, Seller has transferred to Buyer all of Seller’s engineering drawings, production files, and other documents set forth on Section 2.08(a) of the Disclosure Schedules.
(b)    Commercializing Payment. Buyer will make an additional payment of $500,000.00 (the “Commercialization Payment”) to Upstream at such time as both: (i) Buyer has shipped and received payment for Needleholder Products manufactured at a facility or facilities of Buyer or its Affiliates’ to at least one customer of Buyer located in the United States and at least one customer of Buyer located in the European Union; and (ii) Buyer has lawfully shipped and received payment for GuideWire Catcher Products manufactured at a facility of Buyer or its Affiliates’ facilities with respect to at least one customer of Buyer located in the United States and at least one customer of Buyer located in the European Union.

(c)    Patent Payments. If the applicable conditions are satisfied on or before the ninth anniversary of this Agreement, Buyer will make payments to Upstream (the “Patent Payments”) in the amounts set forth below. Any such Patent Payment will be made on the later of (a) the date which is within thirty (30) Business Days of satisfaction of the particular condition, and (b) January 1, 2015.
(i)    $250,000.00 upon issuance of at least one valid and enforceable patent claim in the United States reasonably acceptable to Buyer that reads on the Needleholder Product;
(ii)    $250,000.00 upon issuance of at least one valid and enforceable patent claim in the United States reasonably acceptable to Buyer that reads on the GuideWire Catcher Product;
(iii)    $250,000.00 upon issuance of at least one valid and enforceable patent claim in Germany reasonable acceptable to Buyer that reads on the Needleholder Product; and
(iv)    $250,000.00 upon issuance of at least one valid and enforceable patent claim in Germany reasonably acceptable to Buyer that reads on the GuideWire Catcher Product.
(d)    Milestone Payments. Buyer shall pay to Upstream a milestone payment equal to one-third (1/3) of the Worldwide Sale Revenues of Buyer from products based on the Acquired Technology (“Acquired Technology Products”) for sales that occur in each of the calendar years of 2014, 2015, and 2016, net of returns, up to an aggregate amount equal to the total Purchase Price less any payments made on account of the Purchase Price pursuant to this Agreement (the “Milestone Payments,” and together with the Transfer Payment, the Commercialization Payment and Patent Payments, the “Earnout Payments”). Within five Business Days, following the issuance of Buyer’s annual audited financial statements, but in no event later than March 31 of the applicable year, for the years ended December 31, 2014, December 31, 2015, and December 31, 2016 (as they may be adjusted pursuant to paragraph (f) below, the “Earnout Years”), Buyer shall compute the Milestone Payments for such years, provide Seller notice thereof, accompanied by reasonable supporting materials (together, the “Buyer Report”), and make such Milestone Payments to Upstream, except that Buyer shall deposit into the Supplemental Escrow Account the Milestone Payment in respect of the Earnout Year ended December 31, 2015 (as the date may be adjusted pursuant to paragraph (f) below) (the “2015 Milestone Payment”). Attached as Exhibit G is an example of a calculation of Worldwide Sale Revenues with respect to Sale of Bundled Products.
(e)    Until the end of twelve (12) months following the date on which the last Buyer Report is submitted by the Buyer, Upstream may have an external auditor audit the books and records of the Buyer and its Affiliates no more than once per calendar year in order to certify the information set forth in any Buyer Reports submitted, and the Buyer shall make available all books and records required for the purpose of such certification. The costs of such audit and certification shall be the responsibility of Upstream, provided however that the Buyer shall reimburse Upstream for such cost if a Buyer Report is certified to be inaccurate by more than five percent (5%).
(f)    Notwithstanding the foregoing, if Buyer had no Worldwide Sales Revenues in the United States and in Europe from sales of the Needleholder Product or the GuideWire Catcher Product by January 1, 2014, then the Earnout Years with respect to the Needleholder Product and/or GuideWire Catcher Product, as applicable, shall commence only on the date of commencement of Worldwide Sales Revenues in Europe and in the United States.

(g)    Certain Additional Terms.
(i)    In the event of a potential Change of Control of Buyer from the Closing Date through the end of the Earnout Years, Upstream shall, within thirty (30) days of notice thereof from Buyer, elect in writing to:
(A)    Accept the Accelerated Payment (as defined below). If Upstream elects to accept the Accelerated Payment pursuant to this subsection, Buyer shall on the closing of such Change of Control deposit a portion of the Accelerated Payment into the Supplemental Escrow Account such that the Supplemental Escrow Account contains $6,000,000 (or deposit the entire Accelerated Payment if the deposit of the entire Accelerated Payment will not cause the Supplemental Escrow Account to contain more than $6,000,000) and Buyer shall pay or cause to be paid to Upstream on the closing of such Change of Control the remainder, if any, of the Accelerated Payment;
(B)    Waive its right to the Accelerated Payment. If Upstream elects to waive its right to the Accelerated Payment under this subsection, this Agreement shall continue in full force and effect notwithstanding such Change of Control except for this Section 2.08(g), which shall terminate and no longer be effective as of the closing of such Change of Control; or
(C)    Defer its election to accept or waive the Accelerated Payment for a period of six (6) months measured from the closing date of such Change of Control. If Upstream defers its election pursuant to this subsection, Upstream shall provide written notice to Buyer (or to the successor in interest to Buyer as a result of such Change of Control, if applicable) of its election to accept or waive the Accelerated Payment no later than twenty (20) days prior to the expiration of such six (6) month period. If Upstream elects to accept the Accelerated Payment pursuant to this subsection, Buyer (or its successor in interest) shall pay or cause to be paid to Upstream the Accelerated Payment on the date that is six (6) months following such Change in Control. If Buyer elects to waive its right to the Accelerated Payment under this subsection, this Agreement shall continue in full force and effect notwithstanding such Change of Control except for this Section 2.09(g), which shall terminate and no longer be effective as of the date that is six (6) months from the closing date of such Change in Control.
(ii)    If Upstream fails to provide written notice to Buyer or the successor in interest to Buyer, as the case may be, within the time periods specified above, Upstream shall be deemed to have waived its rights to the Accelerated Payment and this Agreement shall continue in full force and effect notwithstanding such Change of Control except for this Section 2.09(g), which shall terminate and no longer be effective.
(iii)    “Accelerated Payment” means $18,000,000.00, less the Base Price less the aggregate Earnout Payments previously paid to Upstream hereunder and less any Earnout Payment for which the deadline has passed and the applicable condition was not satisfied, in each case as measured on the closing date of such Change of Control or the date that is six (6) months from the closing date of such Change of Control, as applicable.

(iv)    Except as set forth elsewhere in this Section 2.09, all Earnout Payments to be made pursuant to this Section 2.09 shall be made on or before the 10th day of the month following the determination of the amounts owed, if any. Any payment pursuant to this Section 2.09 will be treated by the parties as an adjustment to the Purchase Price.
(h)    Buyer’s Duties in Respect of Earnout Payments. From the Closing Date through the end of the Earnout Years, Buyer will use commercially reasonable efforts to (a) prosecute patent applications in the United States and Germany for the Needleholder Product and the GuideWire Catcher Product, and (b) sell the Needleholder Product and the GuideWire Catcher Product in the United States and the European Union; in both cases, designating commercially reasonable resources and attention thereto. Seller and Aran acknowledge and agrees that the sole and exclusive right of Seller and Aran under this Section 2.08 will be for Upstream to receive up to the Earnout Payments payable pursuant to Section 2.08 if the conditions described above are actually achieved. Subject to Buyer’s above undertaking in this Section, Buyer will have the right to operate the Business as it chooses, in its sole discretion, that Buyer is not under any obligation to provide any specific level of investment or financial assistance to the Business or to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of the Business and that Buyer is not representing or warranting that such conditions will be met nor will Seller have any claims against Buyer arising from the Business’s failure to meet for any reason any specific condition.
ARTICLE III
CLOSING
Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Faegre Baker Daniels LLP, 3200 Wells Fargo Center, 1700 Lincoln Street, Denver, Colorado, 80203, USA, at 8:00 a.m., Mountain Time, on January 7, 2013 or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”
Section 3.02    Closing Deliverables.
(a)    At the Closing, Seller shall deliver to Buyer the following:
(i)    the Escrow Agreement and Supplemental Escrow Agreement, each duly executed by Seller;
(ii)    a bill of sale, assignment and assumption agreement in the form of Exhibit C hereto (the “Bill of Sale, Assignment and Assumption Agreement”) duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(iii)    assignments in the form of Exhibit D hereto (the “Intellectual Property Assignments”) duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Seller IP to Buyer;
(iv)    the Services Agreement duly executed by Seller and Aran;

(v)    a certificate of the outside counsel of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;
(vi)    letters in the form of Exhibit E, from Seller regarding each 510(k) for Acquired Technology notifying FDA of transfer of 510(k) to Buyer, statement of Seller’s intent to timely comply with FDA Device Registration and Listing requirements contained in 21 CFR part 807, letters from Seller regarding each CE Mark for Acquired Technology notifying the applicable Notified Bodies of transfer of CE Mark to Buyer, all other letters and notifications to every other applicable Governmental Authority in the form and including the content required under applicable Laws, duly executed by Seller as required by Buyer, to notify such other Governmental Authorities of the transfer of the rights to the Registrations to Buyer;
(vii)    the Non-Competition and Non-Solicitation Agreements in the form of Exhibit F (the “Non-Competition Agreements”) duly executed by Aran, Ron Sacher and Dan Rottenberg;
(viii)    all approvals, consents, and waivers that are listed on Section 4.04 of the Disclosure Schedules; and
(ix)    evidence that any Acquired Assets owned by Aran prior to Closing have been transferred to Seller.
(b)    At the Closing, Buyer shall deliver to Seller the following:
(i)    the Base Price less the Escrow Amount;
(ii)    the Escrow Agreement and Supplemental Escrow Agreement, each duly executed by Buyer;
(iii)    the Bill of Sale, Assignment and Assumption Agreement duly executed by Buyer;
(iv)    certificates of the Secretary or Assistant Secretary of Buyer;
(v)    the Services Agreement duly executed by Buyer; and
(vi)    the Non-Competition Agreements executed by Buyer.
(c)    At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER AND ARAN
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and Aran (the “Representors”), jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.01    Organization and Qualification of Seller and Aran.
(a)    Upstream is a private company duly organized validly existing and in good standing under the Laws of the State of Israel and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01(a) of the Disclosure Schedules sets forth each jurisdiction in which Upstream is licensed or qualified to do business, and Upstream is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary
(b)    Aran is a public company duly organized validly existing and in good standing under the Laws of the State of Israel and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01(b) of the Disclosure Schedules sets forth each jurisdiction in which Aran is licensed or qualified to do business in which jurisdictions the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary and Aran is duly licensed or qualified to do business and is in good standing in such jurisdictions.
Section 4.02    Authority of Seller and Aran. Each Representor has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Representor is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Representor of this Agreement and any other Transaction Document to which such Representor is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Representor, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Representor enforceable against each Representor in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting enforcement of creditors’ rights; and (b) general principles of equity that restrict the availability of equitable remedies. When each other Transaction Document to which such Representor is or will be a party has been duly executed and delivered by Representor (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Representor enforceable against it in accordance with its terms.
Section 4.03    Capitalization. Section 4.03 of the Disclosure Schedules lists (a) all shareholders of the Upstream and all shares in Upstream’s share capital and other equity interests of Upstream held by each of them and (b) the equity interests held by Upstream, directly or indirectly, in any other Person, if any. Except as listed in Section 4.03 of the Disclosure Schedules, there is no: (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, Upstream; (2) equity appreciation, phantom stock, profit participation or similar right with respect to

Upstream; or (3) voting trust, proxy or other Contract with respect to any equity interest of Upstream. Upstream has no subsidiaries and does not otherwise own, directly or indirectly, any equity or similar interest in any Person.
Section 4.04    No Conflicts; Consents. Except as set forth on Section 4.04 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of association or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which either Seller or Aran is a party or by which Seller or Aran or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.05    Material Contracts.
(a)    Section 4.05(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which either Seller or an Affiliate of Seller is a party or by which it is bound, in each case, in connection with the Business or the Purchased Assets (such Contracts, and all Contracts relating to Intellectual Property set forth in Section 4.08 of the Disclosure Schedules, being “Material Contracts”):
(i)    all Contracts involving aggregate consideration in excess of $10,000.00 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;
(ii)    all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain provisions that create an obligation on the part of Seller to pay for a product or service even if Seller does not take delivery of the product or use the service;
(iii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;
(vii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);
(viii)    all Contracts with any Governmental Authority;
(ix)    all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)    all joint venture, partnership or similar Contracts;
(xi)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xii)    all powers of attorney with respect to the Business or any Purchased Asset;
(xiii)    all collective bargaining agreements (specific or general) or Contracts with any union or labor organization; and
(xiv)    all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.05.
(b)    Each Material Contract is valid and binding on Seller or Seller’s Affiliate, as applicable, in accordance with its terms and is in full force and effect. None of Seller or Seller’s Affiliate, as applicable, or, to Representors’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer, except for certain Material Contracts relating to real property that Buyer agreed not to review. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.
Section 4.06    Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets are free and clear of Encumbrances except for those items set forth in Section 4.06 of the Disclosure Schedules (collectively referred to as “Permitted Encumbrances”).
Section 4.07    Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, all subject to normal wear and tear, and, to the Representors’ Knowledge, none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted and as anticipated to be conducted. None of the Excluded Assets are material to the Business.
Section 4.08    Intellectual Property.
(a)    Section 4.08(a) of the Disclosure Schedules accurately identifies and describes each Product currently being designed, developed, manufactured, marketed, distributed, provided, licensed or sold by Seller or its Affiliates.
(b)    Section 4.08(b) of the Disclosure Schedules accurately identifies (i) each item of Registered IP in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) the status of each Registered IP, including but not limited to, any fees, responses, replies, office actions due for each Registered IP that may be due within ninety (90) days after the Closing Date; (iv) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (v) each Product identified in Section 4.08(a) of the Disclosure Schedules that embodies, utilizes, or is based upon or derived from (or, with respect to Products under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. Seller has provided to Buyer complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.
(c)    Section 4.08(c) of the Disclosure Schedules accurately identifies (i) all Intellectual Property Assets licensed to Seller (other than any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of Seller’s products or services and (3) is generally available on standard terms); (ii) the corresponding contract, agreement or understanding pursuant to which such Intellectual Property Assets is licensed to Seller; and (iii) whether the license or licenses granted to Seller are exclusive or non-exclusive.
(d)    Section 4.08(d) of the Disclosure Schedules accurately identifies each contract, agreement and understanding pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller IP. Seller is not bound by, nor is any Seller IP is subject to, any contract, agreement or understanding containing any covenant or other provision that in any way limits or restricts the ability of Seller’s to use, exploit, assert or enforce any Seller IP anywhere in the world.
(e)    Representors have provided to Buyer a complete and accurate copy of each IP Contract used by Seller or Aran (with respect to the Business or Acquired Technology), including (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing intellectual property assignment or license of Intellectual Property Assets or any confidentiality provision; (v) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property Assets or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement. Section 4.08(e) of the Disclosure Schedules accurately identifies each IP Contract.

(f)    Seller exclusively owns all right, title, and interest to and in Seller IP (other than Intellectual Property Rights exclusively licensed to Seller as set forth in Section 4.08(c) of the Disclosure Schedules) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the contracts, agreements and understandings set forth in Section 4.08(d) of the Disclosure Schedules).
(g)    All documents and instruments necessary to perfect the rights of Seller in Seller IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.
(h)    Each Person who is or was an employee or contractor of Seller or Aran and who is or was involved in the creation or development of any Seller IP has signed a valid, enforceable agreement containing an assignment of Seller IP to Seller or Aran and confidentiality provisions protecting Seller IP. No current or former shareholder, officer, director or employee of Seller or Aran has any claim, right (whether or not currently exercisable) or interest to or in any Seller IP or to receive any royalties or other payments in respect of any Seller IP. To Representors’ Knowledge, no employee of either Seller or Aran is (i) bound by or otherwise subject to any contract, agreement or understanding restricting him or her from performing his or her duties for Seller or (ii) in breach of any contract, agreement or understanding with any former employer or other Person concerning Seller IP or confidentiality due to his activities as an employee of Seller or Aran, as applicable. Each former and current employee, consultant and advisor of either Seller or Aran has duly assigned to Seller his, her or its entire right, title and interest in and to all Seller IP that he, she or it solely or jointly conceives, reduces to practice, creates, derives, develops or makes during the period of his, her or its employment, consulting or advisory relationship with Seller or Aran, as applicable, that (x) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of Seller IP, to Seller’s business or actual or demonstrably anticipated research or development, (y) were developed on any amount of Seller’s time or with the use of any of Seller’s equipment, supplies, facilities or information or (z) resulted from the performance of services for Seller.
(i)    No Person who is or was an employee or contractor of either Seller or Aran and who is or was involved in the creation or development of any Seller IP has performed services for a Governmental Authority, university, college or other educational institution or research center during a period of time during which such Person was also working or providing services for Seller or Aran, as applicable.
(j)    No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Seller IP. Without derogating from the generality of the foregoing, no Acquired Technology, in whole or in part, is subject to the terms of, or was created, discovered, arose or resulted from any research, facilities or development that has, in whole or in part, been financed by, any grant, incentive, exemption, tax reduction or (as applicable) subsidy from: (i) the Israeli Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor; (ii) the Israeli Investment Center in the Israeli Ministry of Industry, Trade and Labor; (iii) the Israel-U.S. Binational Industrial Research and Development Foundation (BIRD) and any other similar Governmental Authority; (iv) the Fund for the Encouragement of Marketing of the Israeli Ministry of Industry, Trade and Labor; or (v) any other Governmental Authority, institution (educational, medical, research or otherwise) or industrial organization (collectively, “Israeli Grants”), or directly or indirectly, uses, or is based upon, any technology that was developed using any funding or facilities provided by any Israeli Grants.

(k)    Seller and each of its Affiliates has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Seller or any of its Affiliates holds or purports to hold.
(l)    Since its incorporation, neither Seller nor any of its Affiliates has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Seller IP to any other Person.
(m)    Neither Seller nor, to Representors’ Knowledge, any Affiliate of Seller is a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller or, to Representors’ Knowledge, any Affiliate of Seller to grant or offer to any other Person any license or right to any Seller IP.
(n)    Seller owns or otherwise has all Intellectual Property Assets needed to conduct the Business and Aran has no right, title, or interest in any Intellectual Property Asset related to the Acquired Technology or Business. To Representors’ Knowledge, all Seller IP is valid, subsisting, and enforceable.
(o)    Each U.S. patent application and U.S. patent in which Seller has or purports to have an ownership interest was filed within one year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each Israeli or other foreign patent application and Israeli or other foreign patent in which Seller has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the Israeli or other foreign patent application or Israeli or other foreign patent being made available to the public.
(p)    To Representors’ Knowledge, no trademark or trade name owned, used or applied for by Seller conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person. To Representors’ Knowledge, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any trademark (whether registered or unregistered) owned, used, or applied for by Seller.
(q)    Each item of Seller IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Seller IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of Seller has been abandoned, allowed to lapse, or rejected.
(r)    No interference, opposition, reissue, reexamination, or other Action is pending or, to Representors’ Knowledge, threatened, in which the scope, validity, or enforceability of any Seller IP is being, has been, or could reasonably be expected to be contested or challenged. To Representors’ Knowledge, there is no basis for a claim that any Seller IP is invalid or unenforceable as a result of patent or copyright misuse or on any other grounds.
(s)    To Representors’ Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Section 4.08(s) of the Disclosure Schedules accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since each Representor’s incorporation by or to such Representor or any representative of such Representor regarding any actual, alleged or suspected infringement or misappropriation of any Seller IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.
(t)    Neither the execution, delivery or performance of this Agreement or any of the Transaction Documents nor the consummation of any of the transactions contemplated by this Agreement or any of the Transaction Documents will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or lien, encumbrance or charge on, any Seller IP; (ii) a breach of any license agreement listed or required to be set forth in Section 4.08(c) of the Disclosure Schedules; (iii) the release, disclosure or delivery of any Seller IP (including any software) by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to, or in any of Seller IP.
(u)    Neither Representor has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any right of any other Person. No Product infringes, misappropriates, violates or makes unlawful use of any Intellectual Property Asset of, or contains any Intellectual Property Asset misappropriated from, any other Person. No infringement, misappropriation or similar claim or Action is pending or, to Representors’ Knowledge, threatened against either Representor or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by either Representor with respect to such claim or Action. Neither Representor has received any notice nor other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation, or violation of any Intellectual Property Asset of another Person. Neither Representor is bound by any contract, agreement or understanding to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim. To Representors’ Knowledge, no claim or Action involving any Intellectual Property Asset of, or licensed to, either Representor is pending or has been threatened.
Section 4.09    Inventory. All Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to in process inspections and products’ expiration dates. All Inventory is owned by Seller free and clear of all Encumbrances, and no Inventory is held on a consignment basis. To Representors’ Knowledge, the quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.
Section 4.10    Suppliers. Section 4.10 of the Disclosure Schedules sets forth, with respect to the Business (i) each supplier to which Seller or Seller’s Affiliates has paid consideration for goods or services rendered in an amount greater than or equal to $10,000 for either of the 2011 or 2012 calendar years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither Seller nor Aran has received any notice, and has any reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.
Section 4.11    Insurance. Section 4.11 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for each Representor since inception related to the Business or the Acquired Technology. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Representors nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.
Section 4.12    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to Representors’ Knowledge, threatened against or by either Representor (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or adversely affecting the Business.
Section 4.13    Compliance With Laws; Permits.
(a)    Each of Seller and Aran has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)    All Permits required for each of Seller and Aran to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller or Aran, as applicable, and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.13(b) of the Disclosure Schedules lists all current Permits issued to Seller that are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.13(b) of the Disclosure Schedules.
(c)    To Representors’ Knowledge, the Business, as currently conducted, and the export of any product, technology or service by Seller, does not involve technology whose development, commercialization or export is restricted under any legal requirement under Israeli law, and the conduct of the Business (including, the export of any product, technology or service) does not require Seller or Aran to obtain a license from any Israeli Governmental Authority.

Section 4.14    Taxes.
(a)    All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.
(d)    All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.
(e)    Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(f)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
(g)    None of the Purchased Assets is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, or to any such request outstanding.
(h)    None of the Purchased Assets is subject to any restrictions or limitations pursuant to Part E2 (change of structure and merger) of the Israeli Income Tax Ordinance.
(i)    None of the Purchased Assets is subject to any restrictions or limitations pursuant to the Israeli Law for the Encouragement of Capital Investment 1959.
(j)    Seller is duly registered for the purpose of the Israeli Value Added Tax Law 1975 (the “Israeli VAT Law”) and has been so registered at all times that it has been required to be registered by such law, and such registration is not subject to any conditions imposed by or agreed with the Israeli tax authorities; Seller has complied in all respects with all laws (including the Israeli VAT Law) concerning Value Added Tax, including with respect to the making on time of accurate returns and payments and the maintenance of records.
Section 4.15    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.
Section 4.16    Health Care Compliance. Without limiting the generality of Section 4.13:

(a)    Each of Seller and Aran and their respective directors, officers, employees, and agents (while acting in such capacity) are, and at all times during the past three (3) years have been, in material compliance with all relevant Israeli health care Laws applicable to Seller or Aran (with respect to the Business or Acquired Technology), as applicable, including, but not limited to: People’s Health Ordinance 1940, Medical Devices Law 2012 and the guidelines of the Israeli Ministry of Health, and the following specific U.S. Laws: the FDA Act, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), and the exclusion laws, SSA § 1128 (42 U.S.C. 1320a-7), and the regulations promulgated pursuant to such Laws, and comparable state Laws (collectively, “Health Care Laws”). Neither Representor has received any notification, correspondence, or any other communication from any Governmental Authority of potential or actual non-compliance by, or liability of, Seller or Aran, as applicable, under any Health Care Laws that would be reasonably expected to impact the Business or Acquired Technology. To Representors’ Knowledge, no circumstances exist that would be reasonably likely to constitute a violation of any Health Care Law.
(b)    There is no Action pending, received or, to Representors’ Knowledge, threatened against Seller or Aran, as applicable, that relates in any way to a violation of any Health Care Law or other Law pertaining to governmental health care programs or which could result in the imposition of penalties against or the exclusion of either Seller or Aran, as applicable, from participation in any such health care program that would be reasonably expected to impact the Business or Acquired Technology. None of Seller or Aran, as applicable, or any of their officers, directors, employees or agents has engaged in any activity which is reasonable cause for civil penalties or mandatory or permissive exclusion from any governmental health care program.
(c)    Each of Seller and Aran (with respect to the Business or Acquired Technology), as applicable, has obtained and maintained each Permit required by all applicable Health Care Laws, and all of such Permits are in full force and effect. All of such Permits are listed on Section 4.16(c) of the Disclosure Schedules. Neither Seller nor Aran, as applicable, has received any communication from any Governmental Authority regarding, and, there are no facts or circumstances (including, without limitation, the performance of the transactions contemplated under this Agreement) that are, to Representors’ Knowledge, likely to give rise to, (i) any material adverse change in any such Permit, or any failure to comply with any applicable Health Care Laws or any term or requirement of any such Permit or (ii) any revocation, rescission, withdrawal, suspension, cancellation, limitation, termination or material modification of any such Permit.
(d)    Except as set forth in Section 4.16(d) of the Disclosure Schedules, all applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Permit from the FDA or other Governmental Authority relating to either Seller or Aran (with respect to the Business or Acquired Technology), as applicable, the Business and the Acquired Technology, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.
(e)    Since inception, neither Seller or Aran, as applicable, has had any manufacturing site subject to a Governmental Authority (including FDA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or similar correspondence or notice from the FDA or other

Governmental Authority in respect of the Business or Acquired Technology and alleging or asserting noncompliance with any applicable Laws, Permits, and, to the Knowledge of Representors, neither the FDA nor any Governmental Authority is considering such action. All products have been manufactured in compliance with applicable quality requirements under any Laws, including, without limitation, FDA quality system regulations contained in 21 CFR 820.
(f)    All preclinical and clinical trials in respect of the Acquired Technology that have been or are being conducted by or on behalf of Seller or Aran, whether or not they have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any Registration or other Permit, are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to applicable Laws, including, but not limited to, the FDA Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812, as well as clinicaltrials.gov. Neither Seller nor Aran (with respect to the Business or Acquired Technology), as applicable, has received any notices, correspondence or other communication from the FDA or any other Governmental Authority requiring the termination, suspension or material modification of any clinical trials conducted by, or on behalf of, Seller or Aran (with respect to the Business or Acquired Technology), as applicable, or in which Seller or Aran (with respect to the Business or Acquired Technology), as applicable, has participated, and to Representors’ Knowledge, there is no reason to believe that the FDA or any other Governmental Authority is considering such action.
(g)    Neither Seller nor Aran (with respect to the Business or Acquired Technology), as applicable, is the subject of any pending or, to the Knowledge of Representors, threatened investigation in respect of Seller or Aran (with respect to the Business or Acquired Technology), as applicable, or the Acquired Technology, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Seller nor Aran, as applicable, nor, to Representors’ Knowledge, any of their officers, employees, or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar Law. As of the date hereof, to Representors’ Knowledge, no Actions that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened against either Seller or Aran, as applicable, or any of their officers, employees, or agents.
(h)    Except as set forth in Section 4.16(h) of the Disclosure Schedules, there have been no recalls, field notifications, field corrections, market withdrawals or replacements, warnings, warning letters, “dear doctor” letters, medical device reports, vigilance reports, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of the Acquired Technology (“Safety Notices”). Section 4.16(h) of the Disclosure Schedules lists (i) all such Safety Notices, (ii) the dates such Safety Notices, if any, were resolved or closed, and (iii) to Representors’ Knowledge, any material complaints with respect to the Acquired Technology that are currently unresolved. To Representors’ Knowledge, there have been no material product complaints with respect to the Acquired Technology, and to Representors’ Knowledge, there are no facts that would be reasonably likely to result in (i) a Safety Notice with respect to the Acquired Technology, (ii) a change in the marketing classification or a material change in labeling of any the Acquired Technology; or (iii) a termination or suspension of marketing or testing of any the Acquired Technology.
(i)    Each of Seller and Aran (with respect to the Business and Acquired Technology), as applicable, has materially complied with all reporting requirements under applicable Law, including, without limitation, the Medical Device Reporting requirements contained in 21 CFR Part 803 with respect to Acquired Technology.

(j)    All sales, marketing, and promotional materials and activities of Seller with respect to the Acquired Technology have been in compliance, in all material respects, with applicable Laws, including, but not limited, to the 2009 AdvaMed Code of Ethics.
Section 4.17    Foreign Corrupt Practices Act. Neither of Seller nor Aran, as applicable, nor any Person acting (or purportedly acting) for the benefit of either Seller or Aran has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the business of Seller or Aran that (a) reasonably could subject Seller or any other Person to any Actions, or (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected Seller, or (c) if not continued in the future, will or is reasonably likely to materially and adversely affect Seller, Buyer or the Business or subject Seller or, to Representors’ Knowledge, any other Person, to any Actions, or (d) was for the purpose of obtaining or retaining any business or any other business advantage. All transactions of Seller have been fairly, accurately and completely recorded in its books and records.
Section 4.18    Customs. Each United States, Israeli and other Customs Duty with respect to Seller and/or the Purchased Assets has been paid. With respect to the imports into and exports from the United States of the Seller (if any), (a) adequate cash deposits and bonds have been posted with respect to all entries that are not yet liquidated and final, (b) no declarations have been false or misleading, and (c) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders. Seller is not the subject of any United States Customs and Border Protection prepenalty notice or penalty claim, claim for liquidated damages or claim for redelivery of merchandise to customs custody.
Section 4.19    OFAC and U.S. Patriot Act. Seller and its business and operations, are, and at all times have been, in compliance with all Laws relating to economic and trade sanctions, terrorism and money laundering, including Office of Foreign Assets Control administered sanctions program, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Pub. L. No. 107‑56 (commonly known as the “USA Patriot Act”), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively with the USA Patriot Act, “Anti‑Terrorism Laws”), and the U.S. Sanctions Program. Neither Seller nor Aran is, and neither Seller nor Aran will be, a Person with whom the Buyer is restricted from doing business under the Anti-Terrorism Laws or U.S. Sanctions Programs.
Section 4.20    Competition.
(a)    Neither Seller nor Aran (with respect to the Business or Acquired Technology), as applicable, is engaged in any agreement, arrangement, practice or conduct that amounts to an infringement of the Competition Law of any jurisdiction in which Seller or Aran (with respect to the Business or Acquired Technology), as applicable, conducts business and no director is engaged in any activity which would be an offence or infringement under any such Competition Law.
(b)    To Representors’ Knowledge, Seller is not the subject of any Action by any relevant Governmental Authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which Seller conducts business.

(c)    No such Action as mentioned in clause (b) is pending, or to Representors’ Knowledge, has been threatened.
(d)    To Representors’ Knowledge, neither Seller nor Aran (with respect to the Business or Acquired Technology) is affected by any existing or pending Governmental Orders of any relevant Governmental Authority responsible for enforcing the Competition Law of any jurisdiction in which either Seller conducts its business nor has either Seller given any undertakings or commitments to such bodies which affect the conduct of the Business.
(e)    Neither Seller nor Aran (with respect to the Business or Acquired Technology), as applicable, is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty or Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.
Section 4.21    Government Sponsored Research and Development. No Governmental Authority has any right, title or interest in or to the properties, assets, data or information of Seller or Aran (with respect to the Business or Acquired Technology), as applicable, under any agreement, arrangement, understanding, policy, statute, regulation or rule arising out of or related to the grant or other delivery of funds or resources provided to Seller or Aran or their use thereof. Neither Seller nor Aran (with respect to the Business or Acquired Technology), as applicable, has received or applied, nor proposes to apply, for, any grant, incentive, exemptions, tax reductions or subsidies from the Government of the State of Israel or any agency thereof, including, without limitation, for any Israeli Grants.
Section 4.22    Environmental and Safety Laws.
(a)    Each of Seller and Aran (with respect to the Business and Acquired Technology), as applicable, is and has been in compliance with all Environmental Laws; and
(b)    There has been no Release, or to the Representors’ Knowledge, threatened Release of any Hazardous Materials on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Seller or any of Seller’s Affiliates, in each case with respect to the Business.
Section 4.23    Full Disclosure. No representation or warranty by Representors in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Representors that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.01    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.
Section 5.02    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller and Aran) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.
Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.
Section 5.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE VI
COVENANTS
Section 6.01    Confidentiality.
(a)    From and after the Closing, each party shall hold the other parties’ Confidential Information in strict confidence and to disclose such Confidential Information only to its employees and representatives who have a need to know the Confidential Information. Without affecting the generality of the foregoing, the Receiving Party shall exercise no less care to safeguard the Confidential Information than it exercises in safeguarding its own Confidential Information and is responsible for any breach of the provisions of this Section 6.01 by its employees and representatives (including its employees who, subsequent to the first disclosure of Confidential Information, become former employees).

(b)    The Receiving Party may not, directly or indirectly, disclose or use the Confidential Information, in whole or in part, for any purposes other than those contemplated by this Agreement. Without affecting the generality of the foregoing, the Receiving Party may not, directly or indirectly, disclose any such Confidential Information to any third party or use the Confidential Information for the benefit of itself or any third party.
(c)    None of Seller, Aran, and Buyer may, without the prior written consent of the other parties, disclose to any third party the fact that the Confidential Information has been made available or any of the terms, conditions or other facts with respect to the business relationship of the parties. Any approved disclosure made may be no more extensive than is necessary to meet the minimum requirement imposed on the Party making such disclosure.
(d)    Money damages would not be a sufficient remedy for a breach of this Section 6.01 and that the non-breaching Party is entitled to seek equitable relief (including, but not limited to, a temporary restraining order or an injunction or specific performance), without establishing monetary damages, in the event of any breach of the provisions of this Section 6.01.
(e)    The furnishing of Confidential Information hereunder does not constitute a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action by the Disclosing Party to the Receiving Party under any of the Disclosing Party’s patents or other Intellectual Property rights.
(f)    Upon the Disclosing Party’s request, at any time, or upon termination or expiration of this Agreement, the Receiving Party shall immediately return all written, graphic and other tangible forms of the Confidential Information (and all copies thereof) in the Receiving Party’s possession or control, except for one copy which may be retained for legal archival purposes only.
(g)    The obligations of the Receiving Party regarding disclosure and use of Confidential Information survive the termination of this Agreement and continue for ten (10) years after the Closing. All obligations herein are subject to the disclosure requirements of applicable Laws and stock exchange regulations.
Section 6.02    Non-competition; Non-solicitation; Intellectual Property Developments.
(a)    For a period of the greater of (x) five (5) years commencing on the date of execution of this Agreement and (y) two years from the date of the last Earnout Payment or Accelerated Payment (the “Restricted Period”), provided that Buyer has not ceased commercialization of all of the Acquired Technology Products for at least one (1) year, except as contemplated by the other Transaction Documents, each of the Seller and Aran may not, and Seller may not permit any of its Affiliates (collectively, the “Restricted Entities”) to, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller or its Affiliates with respect to the Business and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, each Restricted Entity may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Restricted Entity is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)    During the Restricted Period, neither of Seller and Aran may, and may not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who was employed by Buyer or its Affiliates during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.02(b) prevents Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)    Without derogating from Section 6.02(a), during the Restricted Period, Seller and Aran shall disclose to Buyer promptly, fully and in writing any and all ideas, discoveries, inventions, improvements (whether patentable or not), and Intellectual Property related to the Products created, developed, conceived, reduced to practice or discovered by either Seller or Aran (alone or jointly with others) (the “Discoveries”). Buyer shall be the sole owner of: (x) such Discoveries and associated Intellectual Property; and (y) all media on which any deliverable under this agreement is delivered (the “Discovered Intellectual Property”). Seller and Aran agree to and hereby assign to Buyer any rights either may have or acquire in any Discovered Intellectual Property, including all patents issuing therefrom, and all copyrights or any other rights existing therein. Seller and Aran shall assist Buyer (at Buyer’s expense) in every proper way (including execution of assignments or such other documents as Buyer may request) to obtain and enforce its rights relating to Intellectual Property and Discovered Intellectual Property in any country. If any or all of the foregoing subject matter is not assignable for any reason, then Seller and Aran, as applicable, hereby grant to Buyer a worldwide, perpetual, unrestricted, royalty-free, fully-paid up, exclusive license, including the right to grant sublicenses to the non-assignable subject matter. Seller and Aran acknowledge that a breach or threatened breach of this Section 6.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)    Seller and Aran acknowledge that the restrictions contained in this Section 6.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.02 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)    Notwithstanding anything in this Section 6.02 to the contrary, the Restricted Period with respect to matters in this Section 6.02 in the State of Israel shall be a period of four (4) years commencing on the Closing Date.
Section 6.03    Governmental Approvals and Consents.
(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)    Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules.
(c)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and
(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.
(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)    Notwithstanding the foregoing, nothing in this Section 6.03 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement or any of the other Transaction Documents.
Section 6.04    Books and Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:
(i)    retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and
(ii)    upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.
(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller and Aran (with respect to the Business and the Acquired Technology) shall:
(i)    retain the books and records (including personnel files) of each Seller that relate to the Business and its operations for periods prior to the Closing; and
(ii)    upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.
(c)    Neither Buyer, Seller, nor Aran are obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.04 where such access would violate any Law.
Section 6.05    Public Announcements. Unless otherwise required by applicable Law or stock exchange rules and regulations, none Seller, Aran, or Buyer may make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other parties, which consent may not be unreasonably withheld.
Section 6.06    Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.07    Transfer Taxes. The Purchase Price set forth in this Agreement is inclusive of all transfer, documentary, purchase, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) that may become payable to the Israeli tax authorities in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereunder, and any and all such Taxes shall be borne and paid by Seller when due and shall not, for the avoidance of doubt, be added to the Purchase Price or any payment thereof; the aforesaid is subject to to Buyer’s representation and warranty that neither Buyer nor any of its Affiliates has a permanent establishment in Israel for tax purposes. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
Section 6.08    Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts, to the extent undisputed by Seller, and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.
Section 6.09    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents and enable any filings with Governmental Authorities reasonably required by this Agreement and the other Transaction Docuements.
ARTICLE VII
INDEMNIFICATION
Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 16 months from the Closing Date; provided, that the representations and warranties in Section 4.01, Section 4.02, Section 4.06, Section 4.08, Section 4.14, Section 4.15, Section 4.22, Section 5.01, Section 5.02, and Section 5.04 survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 7.02    Indemnification By Representors. Subject to the other terms and conditions of this Article VII, Representors shall, jointly and severally, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of either Representor contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of either Representor pursuant to this Agreement;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by either Representor pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of a Representor pursuant to this Agreement;
(c)    any Excluded Asset or any Excluded Liability; or
(d)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Representors or any of their Affiliates (other than the Assumed Liabilities) conducted, existing or arising prior to the Closing Date.
Section 7.03    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(c)    any Assumed Liability.
Section 7.04    Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:
(a)    The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a), as the case may be, may not exceed the amounts in the Escrow Account and the Supplemental Escrow Account plus any unpaid Earnout Payments potentially payable to Seller (the “Cap”). For avoidance of doubt, the Escrow Account, Supplemental Escrow Account, and set-off of any unpaid amounts pursuant to Section 2.08 in accordance with Section 7.10 are the sole sources of indemnification under Section 7.02(a). Notwithstanding the foregoing, this Section 7.04 does not limit any liability with respect to any fraudulent, criminal, or intentional misconduct of the Indemnifying Party.
(b)    All calculations of Losses shall take into account any offset benefits or insurance proceeds actually recovered under insurance policies in connection with the matter out of which such Losses shall arise. If Buyer determines, in its reasonable good faith judgment, that any matter out of which Losses shall arise is covered by an insurance policy of Buyer or any of its directors, officers, employees, Representatives and other Affiliates, as applicable, then Buyer shall, and shall cause any other person entitled to indemnification to, file a claim against such insurance policy with respect to such

Losses. For the avoidance of doubt, monies recovered by Buyer under an insurance policy are not applied against the Cap.
Section 7.05    Indemnification Procedures. The party making a claim (a “Claim”) under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”
(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, (y) relates to Intellectual Property, or (z) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party if they Indemnifying Party has assumed the defense of the Third Party Claim, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses or claims available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim (provided that the Indemnified Party consults with the Indemnifying Party in connection therewith). Representors and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer (subject to all other limitations set forth herein). If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have forty-five (45) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within forty-five (45)days, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
(d)    Cooperation. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim.

Section 7.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to three percent. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
Section 7.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as required by Law.
Section 7.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, are not affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
Section 7.09    Exclusive Remedies. Except for injunctive relief which may be available under Section 6.01 and Section 6.02, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the provisions set forth in this Article VII. Nothing in this Section 7.09 limits any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.
Section 7.10    Set Off; Suspension.
(a)    Set Off for Finally Determined Claims. In the event of entitlement to funds exceeding those remaining in the Escrow Account or the Supplemental Escrow Account or a dispute over the disbursement of all or a portion of the Escrow Account or Supplemental Escrow Account, Buyer may at any time, at its option, set off any amount to which Buyer has been determined to be entitled from Representors under this Article VII pursuant to a Final Determination (as defined below) of a Claim, against any amount otherwise payable by Buyer to Upstream under this Agreement or any Transaction Document.
(b)    Suspension for Other Claims. If Buyer notifies Seller in writing that Buyer is asserting a Claim, which notice specifies the nature of such Claim, the amount of such Claim to the extent known, or, if the amount is not known, the estimated amount of such Claim determined in good faith by Buyer, and the basis for the calculation of such actual or estimated amount, then, until there has been a Final Determination of such Claim, Buyer’s obligation to pay that portion of any amount otherwise payable by

Buyer to Upstream under this Agreement or any Transaction Document equal to the actual or estimated amount of such Claim as specified in such notice is suspended. Upon the Final Determination of such Claim, Buyer shall promptly pay to Seller any portion of such suspended amount which, but for the foregoing provisions of this Section 7.10(b), would have been due and payable under this Agreement or any Transaction Document prior to the making of such Final Determination, except to the extent that either (1) Buyer is entitled and elects to exercise its right of set off under Section 7.10(a) with respect to that portion of such suspended amount, or (2) the obligation of Buyer to pay that portion of such suspended amount has been suspended under this Section 7.10(b) with respect to any other Claim as to which no Final Determination has yet been made.
(c)    Final Determination. For purposes of this Section 7.10 and Section 7.12, a “Final Determination” of a Claim against a Representor is deemed to have been made if (1) Buyer and such Representor agree in writing as to the amount of such Claim to which Buyer is entitled, or (2) a binding arbitration award is entered into specifying the amount of such Claim to which Buyer is entitled (provided that nothing herein requires Buyer or Representors to submit to binding arbitration), or (3) a final order, decree, or judgment of a court of competent jurisdiction (the time for appeal having expired and no appeal having been taken) is issued or entered into specifying the amount of such Claim to which Buyer is entitled.
Section 7.11    Escrow. To secure the indemnification obligations of Representors under this Agreement, the Escrow Amount will be deposited into the Escrow Account and portions of the Accelerated Payment and Earnout Payments, in certain circumstances, will be deposited into the Supplemental Escrow Account pursuant to Section 2.05(b), Section 2.08(d), and Section 2.08(d)(i)(A). Disbursements from the Escrow Account and Supplemental Escrow Account may be used for any indemnification obligation of the Representors under this Agreement. Disbursements from the Supplemental Escrow Account occur pursuant to the terms of this Agreement and the Supplemental Escrow Agreement. Buyer may request disbursements from the entire Escrow Account and Supplemental Escrow Account.
Section 7.12    Interest.
(a)    If Buyer suspends or sets-off any amounts under Section 7.10 for which a Final Determination is made in the favor of the Representors, in addition to the amounts owed by Buyer under such Final Determination, Buyer shall pay to Seller interest on such amount at rate equal to the Applicable Federal Rate published by the U.S. Internal Revenue Service at the time of the Final Determination for loans of the length of the period of suspension or set-off. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
(b)    If Representors submit a Response Notice (as defined in the Escrow Agreement) for a Claim for which a Final Determination is made in the favor of the Buyer, in addition to the Losses, Representors, jointly and severally, shall pay to Buyer interest on such amount at rate equal to the Applicable Federal Rate published by the U.S. Internal Revenue Service at the time of the Final Determination for loans of the length of the period from the Response Notice until the Final Determination. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

ARTICLE VIII
MISCELLANEOUS
Section 8.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 8.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Upstream:	Upstream Peripheral Technologies Ltd. PO Box 3067, 43 Haeshel Street Caesarea, 38900 Israel Facsimile: +972-4-627-3260 E-mail: ronsacher@gmail.com Attention: Ron Sacher
with a copy to (which shall not constitute notice):	Yigal Arnon & Co. 1 Azrieli Center Tel Aviv 67021 Israel Fax: (+972) 3 608 7734 Email: joeri@arnon.co.il Attention: Joeri Kreisberg
If to Aran	Aran Research Development & Prototypes Ltd. 43 HaEshel street Caesarea Business Park P.O. Box 3067 Zip Code 38900 Fax: +972-4-6273260 Email: avi.hai@aran-rd.com Attention: Avi Hai
with a copy to (which shall not constitute notice):	Yigal Arnon & Co. 1 Azrieli Center Tel Aviv 67021 Israel Fax: (+972) 3 608 7734 Email: joeri@arnon.co.il Attention: Joeri Kreisberg

If to Buyer:	The Spectranetics Corporation 9965 Federal Drive Colorado Springs, Colorado 80921 USA Facsimile: 719-633-4207 E-mail: scott.drake@spectranetics.com Attention: Scott Drake, CEO with a copy to (which shall not constitute notice):
The Spectranetics Corporation
9965 Federal Drive
Colorado Springs, Colorado 80921
USA
Facsimile: 719-633-4207
E-mail: roger.wertheimer@spectranetics.com
Attention: Roger Wertheimer, Vice President, General Counsel

Section 8.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All references to sums of money in this Agreement shall refer to U.S Dollars. This Agreement and all notices or other information required hereunder or under any other documents contemplated hereby shall be in the English language.
Section 8.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.02(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter including, without limitation, the Terms Letter by and between Buyer and Upstream, dated November 2, 2012, and the Non Disclosure Agreement by and between Buyer and Upstream, dated July 12, 2012. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 8.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment relieves the assigning party of any of its obligations under this Agreement.
Section 8.08    No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.10    Governing Law; Submission to Jurisdiction; Service of Process.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE, IN EACH CASE LOCATED IN THE COUNTY OF NEW CASTLE, STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT,

ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE SUBMISSIONS TO THE JURISDICTION OF THE FOREGOING COURTS SHALL NOT (AND SHALL NOT BE CONSTRUED SO AS TO) LIMIT THE RIGHT OF BUYER TO COMMENCE AND INSTITUTE ANY SUIT, ACTION OR PROCEEDING AGAINST SELLER OR ARAN IN ANY JURISDICTION IN WHICH SELLER OR ARAN CONDUCTS BUSINESS OR HOLDS ASSETS (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE STATE OF ISRAEL).
(c)    EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY REGISTERED MAIL, PRIORITY MAIL, CERTIFIED MAIL, OR INTERNATIONALLY RECOGNIZED COURIER SERVICE, EACH RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS SET FORTH IN Section 8.02 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. A FINAL JUDGMENT IN ANY SUCH PROCEEDING IS CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
Section 8.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARAN RESEARCH DEVELOPMENT & PROTOTYPES, LTD.
By: /s/ Ran Stav Name: Ran Stav Title: Chief Executive Officer
UPSTREAM PERIPHERAL TECHNOLOGIES LTD.
By: /s/ Ronen Sacher Name: Ronen Sacher Title: Chief Executive Officer

THE SPECTRANETICS CORPORATION
By: /s/ Roger Wertheimer Name: Roger Wertheimer Title: Vice President, General Counsel and Secretary

[Signature Page to Asset Purchase Agreement]